UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
 September 17, 2007

MENTOR CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	001-31744	41-0950791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mentor Drive
Santa Barbara, California  93111
(Address of principal executive offices, including zip code)

(805) 879-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 17, 2007, Mentor Corporation (the "Company") entered into an indemnification agreement (the "Indemnification Agreement") with a newly elected director, Burt E. Rosen.  The form of the Indemnification Agreement was approved by the Company's Board of Directors for use with all of the Company's directors and executive officers in November 2006.

The Indemnification Agreement provides, among other things, that subject to the procedures set forth in the Indemnification Agreement:  (i) the Company will indemnify the Indemnitee (as defined in the Indemnification Agreement) to the fullest extent permitted by law in the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding (as defined in the Indemnification Agreement) by reason of (or arising in part out of) an Indemnifiable Event (as defined in the Indemnification Agreement); (ii) if requested by Indemnitee, and subject to certain exceptions, the Company will advance Expenses (as defined in the Indemnification Agreement) to the Indemnitee; (iii) if there is a Change of Control (as defined in the Indemnification Agreement), the Company will seek the advice of independent legal counsel with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and advances under the Indemnification Agreement or any provision of the Company's articles of incorporation or bylaws; (iv) the rights of the Indemnitee under the Indemnification Agreement are in addition to any other rights the Indemnitee may have under the Company's articles of incorporation or bylaws or the Minnesota Business Corporations Act or otherwise; and (v) to the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, the Indemnitee will be covered to the maximum extent of the coverage available for any Company director or officer. In addition, the Indemnification Agreement establishes guidelines as to the defense and settlement of claims by the parties and the period of limitations.

The foregoing summary of the Indemnification Agreement is qualified in its entirety by reference to the full text of the Indemnification Agreement referenced as Exhibit 10.1 hereto and incorporated by reference herein.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 18, 2007, the Company's Board of Directors unanimously amended its Amended and Restated Bylaws to add a new Section 1.12, which provides for a formal shareholder proposal and director nomination process such that any proposals presented for approval by shareholders or candidates for director nominated by shareholders for election at a meeting of shareholders shall be considered by the Board of Directors and the shareholders in an orderly fashion, with sufficient time and information to evaluate the merits of such candidate or proposal.  A copy of the Company's Amended and Restated Bylaws, as amended, is filed as Exhibit 3.2 to this Form 8-K.

Item 8.01               Other Events.

On September 19, 2007, the Company announced that its Annual Meeting of Shareholders held on September 17, 2007 had been adjourned to October 1, 2007, at 10:00 a.m. at the Company's main office, located at 201 Mentor Drive, Santa Barbara, CA 93111, in order to allow additional time to solicit proxies from those shareholders who had not voted on the proposal to approve an amendment to the Company's Restated Articles of Incorporation to increase the total number of shares of authorized capital stock and to provide for the issuance of preferred stock in one or more series.  The record date for shareholders entitled to vote remains July 19, 2007.  A copy of the press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

(d)	Exhibit No.	Exhibit Title or Description
	3.2	Amended and Restated Bylaws of Mentor Corporation
	10.1	Form of Indemnity Agreement - Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on November 29, 2006.
	99.1	Press Release issued September 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR CORPORATION

Date: September 21, 2007	By:	/s/ Joshua H. Levine
Joshua H. Levine Chief Executive Officer

Date: September 21, 2007	By:	/s/ Joseph A. Newcomb
Joseph A. Newcomb General Counsel